Free Writing Prospectus

Filed Pursuant to Rule 433

Filed March 2, 2017

Registration Statement No. 333-207859 and 333-207859-06

Free Writing Prospectus dated March 2, 2017

$1,251,990,000 Asset-Backed Notes

GM Financial Automobile Leasing Trust 2017-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated March 2, 2017, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investors Service, Inc., or Moody’s, and S&P Global Ratings, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)

Joint Bookrunners

Deutsche Bank Securities	Mizuho Securities	SMBC Nikko	Wells Fargo Securities

Co-Managers solely with respect to the Class A Notes

BofA Merrill Lynch	Credit Agricole Securities	Lloyds Securities	RBC Capital Markets	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.